EXHIBIT 99.1

Qualstar Reports Fiscal 2005 Fourth Quarter Results

    SIMI VALLEY, Calif.--(BUSINESS WIRE)--Aug. 25, 2005--Qualstar(R) Corporation (Nasdaq:QBAK), a manufacturer of automated tape storage solutions, today reported financial results for the fourth quarter of fiscal 2005 and the year ended June 30, 2005.

    Fiscal 2005 Fourth Quarter Financial Results

    Revenues for the fourth quarter of fiscal 2005 were $6.7 million, compared to $7.7 million for the same quarter of the prior year. The decrease in revenues was due primarily to lower sales of tape libraries and drives incorporating AIT, SAIT and DLT tape technology, slightly offset by higher sales of power supplies and tape libraries and drives incorporating LTO tape technology. Gross margin in the fiscal 2005 fourth quarter was 31.5 percent, compared to 40.5 percent in the year-ago quarter. The decline in gross margin was primarily the result of decreased production, which resulted in applying manufacturing overhead over a smaller production base.
    Research and development expenses for the fourth quarter of fiscal 2005 were $1.0 million, or 15.3 percent of revenues, compared to $977,000, or 12.7 percent of revenues, for the year-ago quarter. The increase in research and development expenses was due primarily to higher salaries and consulting fees related to the development of the Company's new enterprise library and power supply products. Sales and marketing expenses in the 2005 fiscal fourth quarter were $813,000, or
12.1 percent of revenues, compared to $958,000, or 12.4 percent of revenues, in the same quarter last year. The decrease in sales and marketing expenses in absolute dollars was attributed to lower advertising and promotion expenses. General and administrative expenses in the fourth quarter of fiscal 2005 were $963,000, or 14.4 percent of revenues, compared to $937,000 or 12.2 percent of revenues, for the fourth quarter of fiscal 2004. The increase in general and administrative expenses in absolute dollars in the fourth quarter of fiscal 2005 was due primarily to an increase in bad debt expense principally related to one customer, partially offset by lower salaries and professional fees.
    Qualstar reported a loss from operations of $693,000 in the fourth quarter of fiscal 2005, compared to income from operations of $242,000 for last year's fiscal fourth quarter. The Company reported a net loss of $429,000, or $(0.04) per basic and diluted share, for the fourth quarter of fiscal 2005, compared with a net loss of $16,000, or $0.00 per basic and diluted share, for last year's fourth quarter.
    Cash, cash equivalents and marketable securities were $34.1 million at June 30, 2005, compared with $35.8 million at June 30, 2004 and $34.1 million at March 31, 2005. The year-over-year decrease in cash, cash equivalents and marketable securities was principally due to the repurchase of the Company's common stock as part of its repurchase program in the second quarter of fiscal 2005. Days sales outstanding (DSOs) were approximately 48 days at June 30, 2005, compared to approximately 55 days at June 30, 2004. Inventory turns were 2.4 times on an annualized basis for the period ended June 30, 2005, compared to 2.5 times on an annualized basis for the period ended June 30, 2004.
    "We are pleased with our fourth quarter performance, which was slightly better than anticipated," said Bill Gervais, president and chief executive officer of Qualstar. "Revenues increased 16 percent from the third quarter of fiscal 2005 as the result of a modest recovery in our AIT and SAIT-based libraries, as well as continued strength in LTO-based libraries and our power supply business. We believe our flexibility and modular design approach, coupled with our high level of product, customer and tape diversification, should position the Company to take advantage of growth in the data storage industry.
    "During the quarter we continued to release new core library models, including iSCSI-equipped and LTO 3 fibre channel-equipped tape drives, as well as a 'capacity on demand' library that is designed specifically for compliance storage, backup and data protection. Additionally, subsequent to the end of the quarter we announced two new models designed to leverage the lower cost and smaller packaging of the latest LTO 2 half-height tape drives. We also made additional progress in our high efficiency power supply business, which grew revenues by more than 170 percent from last year's fourth quarter.
    "Our XLS, enterprise-class library is continuing to transition from the development phase to the pilot production phase," said Mr. Gervais. "While we are well on our way toward commercialization and the development of a second, lower entry point XLS model, there are still a few more milestones to complete on the project and we cannot yet estimate a firm initial revenue ship date."

    Fiscal 2005 Full-Year Financial Results

    Qualstar reported revenues of $25.1 million in fiscal 2005, compared to $31.5 million in fiscal 2004. The Company's net loss in fiscal 2005 was $1.6 million, or $(0.13) per diluted share, compared to a net loss of $731,000, or $(0.06) per diluted share, in fiscal 2004.

    Qualstar Corporation Conference Call

    Company management will hold a conference call to discuss its fiscal 2005 fourth quarter results today at 2:00 p.m. Pacific (5:00 p.m. Eastern). Investors are invited to listen to the call live via the Internet using the link under the "Investors" section at www.qualstar.com. Please go to the Website at least 15 minutes early to register, download and install any necessary audio software. A replay of the Webcast will be available for 30 days. Additionally, participants can dial into the live conference call by calling 800-240-4186 or 303-262-2139. An audio replay will be available through September 2, 2005, by calling 800-405-2236 or 303-590-3000, and entering passcode 11036355.

    About Qualstar Corporation

    Qualstar is a manufacturer of automated tape libraries used for backup, archival storage, data protection and disaster recovery. Its products are known throughout the world for their rugged, Simply Reliable design, yielding years of trouble-free operation. Qualstar tape libraries are sold, installed and supported worldwide by selected Value Added Resellers, Systems Integrators, Original Equipment Manufacturers and Distributors. Qualstar also designs, manufactures and sells ultra small, high efficiency open-frame switching power supplies under the "N2Power" brand name to OEMs. Qualstar Corporation is publicly traded on the Nasdaq National Market under the symbol QBAK. More information is available at www.qualstar.com or by phone at 805-583-7744.

    Forward-Looking Statements

    Statements in this press release concerning the future business, operating results and financial condition of the Company are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based upon management's current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements. Factors that could affect the Company's actual results include the Company's ability to increase sales of its tape libraries which incorporate LTO, SAIT and SDLT tape drives, whether the Company's initiatives to maintain and increase sales of its tape libraries based on AIT tape technology will be successful, whether development of the Company's new enterprise-class tape libraries will be completed on time and achieve customer acceptance, rescheduling or cancellation of customer orders, unexpected shortages of critical components, unexpected product design or quality problems, and adverse changes in market demand for tape libraries or Qualstar's products. The Company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise. Further information on these and other potential factors that could affect the Company's financial results or condition are included in Qualstar's filings with the Securities and Exchange Commission. In particular, reference is made to the "Risk Factors" section of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2004, and to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of its Form 10-K and its most recent Quarterly Report on Form 10-Q.



                         QUALSTAR CORPORATION
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               (in thousands, except per share amounts)


                             -------------------- --------------------
                             Three Months Ended   Twelve Months Ended
                                   June 30,             June 30,
                               2005       2004       2005      2004
                             ---------  ---------  --------- ---------
                            (unaudited)(unaudited)(unaudited)(audited)

Net revenues                   $6,706     $7,696    $25,144   $31,530

Cost of goods sold              4,596      4,582     16,529    19,575
                             ---------  ---------  --------- ---------

Gross profit                    2,110      3,114      8,615    11,955
                             ---------  ---------  --------- ---------

Operating expenses:
   Research and
    development                 1,027        977      3,750     4,268
   Sales and marketing            813        958      3,350     3,607
   General and
    administrative                963        937      3,955     5,420
                             ---------  ---------  --------- ---------
         Total operating
          expenses              2,803      2,872     11,055    13,295
                             ---------  ---------  --------- ---------

Income (loss) from
 operations                      (693)       242     (2,440)   (1,340)

Impairment loss for other
 than temporary decline in
 investments                        -       (160)         -      (160)
Investment income                 264        136        858       624
                             ---------  ---------  --------- ---------

Income (loss) before income
 taxes                           (429)       218     (1,582)     (876)

Provision (benefit) for
 income taxes                       -        234         65      (145)
                             ---------  ---------  --------- ---------

Net loss                        $(429)      $(16)   $(1,647)    $(731)
                             =========  =========  ========= =========

Loss per share:
   Basic                       $(0.04)    $(0.00)    $(0.13)   $(0.06)
                             =========  =========  ========= =========
   Diluted                     $(0.04)    $(0.00)    $(0.13)   $(0.06)
                             =========  =========  ========= =========

Shares used to compute
 loss per share:
   Basic                       12,253     12,593     12,398    12,577
                             =========  =========  ========= =========
   Diluted                     12,253     12,593     12,398    12,577
                             =========  =========  ========= =========


                         QUALSTAR CORPORATION
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)


                                     ----------- -----------
                                       June 30,    June 30,
                                         2005       2004
                                     ----------- -----------
ASSETS                               (unaudited)  (audited)

Current assets:
  Cash and cash equivalents             $12,210      $6,401
  Marketable securities                  21,854      29,376
  Receivables, net of allowances of
   $248 as of June 30, 2005,
    and $217 as of June 30, 2004          3,532       4,628
  Inventories                             7,157       7,418
  Prepaid expenses and other
   current assets                           452         470
  Prepaid income taxes                      640       1,072
  Deferred income taxes                       -         594
                                     ----------- -----------

      Total current assets               45,845      49,959
                                     ----------- -----------

Property and equipment, net               1,188       1,439
Other assets                                190         249
                                     ----------- -----------

      Total assets                      $47,223     $51,647
                                     =========== ===========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable                         $763      $1,171
  Accrued payroll and related
   liabilities                              496         500
  Other accrued liabilities               1,311       1,754
                                     ----------- -----------

      Total current liabilities           2,570       3,425
                                     ----------- -----------

Deferred income taxes                         -         158

Shareholders' equity:
  Common stock, no par value; 50,000 shares
   authorized, 12,253 and 12,596 shares issued
   and outstanding as of June 30, 2005
   and June 30, 2004, respectively       18,370      20,121
  Notes from directors                        -         (45)
  Accumulated other comprehensive loss     (159)       (101)
  Retained earnings                      26,442      28,089
                                     ----------- -----------
      Total shareholders' equity         44,653      48,064
                                     ----------- -----------

      Total liabilities and
       shareholders' equity             $47,223     $51,647
                                     =========== ===========


    CONTACT: Qualstar Corporation
             Frederic T. Boyer, 805-583-7744
             Vice President & CFO
             fboyer@qualstar.com
             or
             Financial Relations Board
             Laurie Berman, 310-854-8315
             General Information
             lberman@financialrelationsboard.com